Exhibit 4.17

English Translation

National Trust • Jialong No.40 Single Fund Trust

LOAN AGREEMENT

Contract Number: NT TUO ZI 17-004-40-02

The Borrower (the “Party A”): Beijing Secoo Trading Limited

Postcode: 100037

Domicile: Suite 2405, Building 31, No.25, North Yuetan Street, Xicheng District, Beijing

Legal Representatives: Li Rixue

Fax: ***

Tel: ***

The Lender (the “Party B”): National Trust Co., Ltd.

Postcode: 100011

Domicile: No.1, Block 18, Anwai Xibinhe Road, Doncgheng District, Beijing

Legal Representatives: Yang Xiaoyang

Fax: ***

Tel: ***

Whereas,

National Trust Co., Ltd. and Xiamen International Co., Ltd Company (the “Client”) entered into the National Trust • Jialong No. 40 Single Fund Trust Agreement (the “Trust Agreement”), numbered (NT TUO ZI 17-004-40-02) on October 27, 2017. In accordance with the Trust Agreement, funds legitimately possessed by the Client shall be under management, utilization and disposal of Party B and Party B shall issue loans to Party A through the trust fund.

Pursuant to Contract Law of People’s Republic of China and relevant laws and regulations, based on mutual consent of providing loan to Party A by Party B, Party A and Party B conclude this Agreement (the “Agreement”).

Article 1 Amount of Loan

1.1       The loan under this Agreement is from the trust fund managed by Party B in accordance with the Trust Agreement.

1.2       The total amount of the loan to Party A by Party B is RMB150,000,000. The loan can be provided in installment. The amount of each installment loan shall be decided by the confirmation letter annexed hereto (The example of the confirmation letter can be referred to the Schedule). The actual amount of loan under this Agreement shall be subject to the amount of issued loan.

Article 2 Loan Purpose

The loan issued to Party A shall be only used for its circulation of floating funds, which means procurement of products. The loan under this Agreement shall not be used for equity investment, fixed-asset investment (including first-level development of land, construction of infrastructure project and so on) and shall not be used for repayment of other banks’ or other financial institutions’ loan for the above-mentioned purposes. Without written consent of Party B, Party A shall not dispose the loan for other purposes. The loan shall not be used for sectors and purposes where production and operation are prohibited by the State. Party A are not allowed for arbitrarily change the purpose of the loan. Party B are entitled to supervise and inspect utilization of any loan under this Agreement relying on its own or third party. However, Party B shall take no responsibility for any legal consequences incurred by utilizing the loan under this Agreement.

Article 3 Loan Period

3.1       The loan period under this Agreement is 912 days, from November 9, 2017 to May 9, 2020. The period of each installment loan shall be decided by the confirmation letter annexed hereto (The example of the confirmation letter can be referred to the Schedule). Provided discrepancies between the agreed issuing date and the actual issuing date, the actual issuing date shall prevail.

3.2       The period of the loan under this Agreement shall not be extended without prior written consent of Party B.

Article 4 Loan Disbursement

4.1       Once the loan under this Agreement is transferred to the designated loan account as stipulated in Term 2 of this Article, it is deemed that Party B fulfills its obligations of disburse the loan and Party A withdraws the loan under this Agreement. The loan interests shall be calculated since the exact withdrawal date of Party B.

4.2       Party A shall establish a specialized loan bank account (the “loan account”) for the trust fund. The information of the account is listed below:

Username: ***

Account Bank: ***

Account No.:***

4.3       The above-mentioned bank account shall be exclusively used for receiving, repaying and other relevant matters of the loan.

Article 5 Calculation, Settlement of Lending Interest and Default Interest

5.1       Lending Interest

The lending interest under this Agreement is an annual rate, which is specified under (1),

(1)         a fixed rate of 3.38%, which shall remain the same during the loan period;

(2)         a floating rate: a floating rate period is every full-year period upon the issuance day of the loan. The floating rate shall be determined on the issuance day, and every full year upon the issuance day (the “Rate Determination Day”). The lending rate of every loan under this Agreement from the issuance day of the loan to the next Rate Determination Day (not included), shall be decided by the __/__% of __/__ year RMB benchmark annual interest rate plus __/__ year RMB benchmark annual interest rate published by People’s Bank of China on the issuance day of the loan. The lending interest of every floating rate period shall be determined by the fixed rate on the Rate Determination Day, which is __/__% of __/__ year RMB benchmark annual interest rate plus __/__ year RMB benchmark annual interest rate published by People’s Bank of China on the Rate Determination Day. Even if the RMB benchmark annual interest rate is adjusted by People’s Bank of China on a floating rate period, the lending interest shall remain.

(3)         Others: ___________________________/____________________________

5.2       Default Interest

(1)         Provided that Party A disobeys the set purposes of the loan, the default interest of the loan shall be 100% of the lending interest plus the lending interest. The default interest shall be correspondingly altered if the lending interest is altered according to Term.1 ___/__of this Article.

(2)         Provided the loan is overdue repaid, the default interest of the loan shall be 30% of the lending interest an overdue loan. The default interest shall be correspondingly altered if the lending interest is altered according to Term.1 ___/__of this Article.

(3)         Provided that Party A disobeys the set purposes of the loan and a loan is overdue repaid, the way mentioned above with a higher default interest shall be adopted for calculated the default interest and compound interest.

5.3       The lending interest shall be calculated daily. The daily lending interest = monthly lending interest /30 = annual lending interest/360. If Party A fails to pay the lending interest, the compound interest shall be calculated next day.

5.4       Settlement of the lending

(1)         The lending interest of the loan adopting a fixed rate shall be settled according to the agreed rate. The lending interest of the loan adopting a floating rate shall be settled according to the specified rate of each floating rate period. Provided several alterations of floating rate in a settlement period, the interests of the floating rate period shall be calculated first; the interests of all floating rate periods shall be added up on the final settlement day.

(2)         The lending interests shall be settled in accordance with (ii): (i) Monthly settlement: the settlement day is the 21st day of every natural month; (ii) Quarterly settlement: the settlement day is the 21st day of the last month of every natural quarter; (iii)Others: ______________________________/____________________________.

Article 6 The Granting and Use of the Loan

6.1          Preconditions for granting the loan.

Except for Party B’s giving up in whole or in part in written form, Party B is only obliged to issue the loan to Party A only if all the following conditions are met:

(1)         This Agreement has been signed comes into force;

(2)         The trust established in the capital trust agreement is established and effective, and the trustor has fully delivered the trust funds for the trust loan under this Agreement;

(3)         Party A has completed the approval, registration, delivery, insurance and other legal procedures related to the trust loan under this Agreement;

(4)         If this Agreement has a guarantee, the relevant guarantee documents (if any) have been effectively signed and all the registration procedures for ensuring the validity of the guarantee have been completed and continue to be valid;

(5)         Party A has opened a loan account according to the requirements of Party B for withdrawal and repayment;

(6)         As of the granting date of the loan, Party A does not have any breach of this Agreement or any situation that may jeopardize the security of Party B’s creditor’s rights;

(7)         The laws, regulations, rules or the competent authority shall not prohibit or restrict the Party B from granting the loan under this Agreement;

(8)         Other reasonable conditions proposed by Party B.

6.2          If Party A’s actual withdrawal date exceeds 90 days from the date of signing of this Agreement, Party B has the right to refuse to grant and cancel all loans, and it is not considered that Party B has breached this Agreement.

Article 7 Repayment

7.1           Repayment Principles

The repayment of Party A under this Agreement shall be in accordance with the following principles:

Party B has the right to use Party A’s repayment first to repay the expenses paid by Party B that shall be borne by Party A according to this Agreement and Party B’s cost of realizing the creditor’s rights. In the event that Party A defaults on the loan principal and interest at the same time, Party B has the right to determine the order of repayment; In the case of repayment by installments, if there are multiple due loans and overdue loans under this Agreement, Party B has the right to determine the repayment order of a certain amount of repayment by Party A; If there are multiple expired loan agreements between Party A and Party B, Party B has the right to determine the order of the agreements executed by Party A for each repayment.

The deposit or fund so increased in the preceding paragraph shall be pledged as security in favor of the Pledgee for repayment of the debts provided under the Principal Contract.

7.2       Interest payment

Party A shall pay Party B the due interest on the interest payment date. The first interest payment date is the first settlement date after the issuance of the loan. In the last repayment, interest is clear with Principal.

7.3       The repayment of principal shall be determined in accordance with subsection (1):

(1)         Pay interest on time and pay off the principal once: the date of repayment of principal is the due date of the loan, and the interest payment date is the date of the settlement date stipulated in this Agreement, Party A shall pay the interest on the loan on schedule and repay the principal and remaining interest of the loan in a lump sum.

(2)         Interest is clear with Principal: the date of repayment of principal and the interest payment date are the maturity date of the loan, Party A shall repay the principal and interest of the loan in a lump sum.

(3)         Equal diminishing method: Party A shall pay the loan principal in installments in equal amount, the date of repayment of principal and the interest payment date are the date of the settlement date stipulated in this Agreement. The first date of repayment of principal and the payment of interest is       /     , the last installment is the maturity date of the loan, Party A pays the remaining principal and interest. Calculation formula:

The amount of principal and interest paid for each installment= Loan principal/ Total repayment periods+ Loan balance*Annual interest rate* Number of days of the interest period/360.

(4)         The equality corpus modes: The loan principal and interest of party A shall be returned in installments, the date of repayment of principal and the interest payment date are the date of the settlement date stipulated in this Agreement, Party A pays the principal and interest of one period. The first date of repayment of principal and the payment of interest is       /    , the last installment is the maturity date of the loan, Party A pays the remaining principal and interest. Calculation formula:

The amount of principal and interest paid for each installment=

Loan pricipla * (1 + Interest rate)Repayment periods * Interest rate
(1 + Interest rate)Repayment periods – 1

(5)         Others:            /        .

7.4       Repayment method

Party A shall pay the loan principal and interest to the designated trust property account on time and in full in accordance with the above stipulations:

Name: ***

Opening bank: ***

Account number: ***

7.5       Pre-payment

(1)         When Party A repays the principal and interest in advance, Party A must notify Party B and the trustor under the capital trust agreement in advance and obtain the written consent of Party B and the trustor.

(2)         Party B has the right to require Party A to repay the loan ahead of time in accordance with this Agreement.

(3)         If Party A repays in advance, Party A shall pay Party B corresponding compensation in accordance with        /        .

(4)         In the event of prepayment, Party A shall pay off the principal, interest and all other expenses (if any) of the loan under this Agreement to the date of the prepayment at the same time.

7.6           Party A shall pay the principal and interest of the loan in full and on time as stipulated in this Agreement, Party A authorizes Party B to unilaterally instruct Xiamen International Bank Co., Ltd. to take initiative to collect loan principal, interest, penalty interest, compound interest, default penalty and other expenses as agreed under this Agreement from the account funds opened by Party A at Xiamen International Bank Co., Ltd. Beijing Branch. Such payment may be the original currency of the loan or other currency used to convert into the equivalent of the loan currency.

Article 8 Guarantee of the Loan

8.1           The method of guarantee under this Agreement shall be (5) of the below:

(1)         Providing mortgage guarantee with ____/____ located at ____/____ which is owned by ____/____ to secure the repayment of all the debts owed by Party A to Party B under this Agreement and giving Party B the first priority for claim (the mortgage contract is otherwise attached).

(2)         Providing individual joint liability guarantee by ____/____ to secure the repayment of all the debts owed by Party A to Party B under this Agreement Guarantee (the guarantee contract is otherwise attached).

(3)         Providing corporate joint liability guarantee by ____/____ to secure the repayment of all the debts owed by Party A to Party B under this Agreement Guarantee (the share pledge contract is otherwise attached).

(4)         Providing pledge guarantee with ____/____% shares of ____/____ and the interest thereof owned by ____/____ to secure the repayment of all the debts owed by Party A to Party B under this Agreement and giving Party B the first priority for claim (the mortgage contract is otherwise attached).

(5)         Providing pledge guarantee with the term deposit in the amount no less than RMB154,639,175.25 deposited by Hong Kong Secoo Investment Group Limited at Xiamen International Bank Co., Ltd. Beijing Branch and the interest thereof to secure the repayment of all the debts owed by Party A to Party B under this Agreement and giving Party B the first priority for claim (the deposit account pledge agreement is otherwise attached).

(6)         Other: ____/____.

Party B will sign guarantee contract with the guarantor separately and has the right to request the guarantor to complete relevant registration formalities.

8.2       If the guarantor provides a mortgage or pledge in physical assets, if required by Party B, Party A shall acquire insurance for such physical assets and designate Party B as the first beneficiary. The insurance period shall not be shorter than the term of the mortgage or the pledge, and the originals of the related insurance documents shall be kept by Party B. During the insurance period, Party A shall not change, revoke or terminate the insurance or carry out other acts that are harmful to the insurance interests of Party B without the prior written consent of Party B.

8.3       In the event that Party A is in default or other cases in which the security rights will be realized occur, Party B has the right to select one or more of all the guarantee methods to realize its creditor’s rights, and also has the right to take other legal measures other than the above guarantee methods to realize its creditor’s rights.

Article 9 Party A’s Representations and Warranties

9.1       Party A is a corporate legal person which is legally established and validly existing in accordance with the law of the People’s Republic of China, has independent and complete civil capacity to act, and is legally qualified to sign and perform this Agreement. The signing and performance of this Agreement by Party A has obtained its shareholders’ or board of directors’ or other competent authority’s full authorization and does not conflict with any other contracts that have been signed or are being performed by it.

9.2       Party A has fully understood all the terms and contents of this Agreement. This loan is the true and effective declaration of intention by Party A.

9.3       Party A guarantees the authenticity, accuracy and integrity of all the information provided to Party B, which does not contain any major mistake not in conformity with the facts, false records, or omission of any important facts.

9.4       The signing of this Agreement and performance of the obligations under this Agreement by Party A are in conformity with the laws, administrative regulations, regulations, and Party A’s articles of association or other internal constitutional documents.

9.5       Other: Party A has legitimate business operations, good credit, no credit default, evasion of bank debts and other bad records and has sound organizational and financial management systems. There is no major violation of rules and regulations in the process of its production and management in the last year. There is no significant bad record for its current senior managers. Party A undertakes that the use of proceeds under this Agreement is decent and legitimate. Party A does not conceal from Party B any events that have occurred or are occurring and may affect its financial situation and the ability to repay the debt, such as mediation, arbitration, litigation, compulsory enforcement and illegal events that may jeopardize Party B’s rights and interests. There is no ongoing lawsuit, arbitration, other administrative proceeding or claim that may affect Party A’s signing or performance of this Agreement and its repayment of the debts hereunder.

Article 10 Rights and Obligations of Party A

10.1            Rights of Party A

(1)         Party A has the right to require Party B to provide the loan in accordance with this Agreement.

(2)         Party A has the right to use the loan for the purposes specified in this Agreement.

(3)         The right to request Party B to keep confidential with the relevant financial information and the business secrets in production and operation provided by Party A, unless otherwise provided for by laws, regulations and rules or otherwise specified in this Agreement.

(4)         Other rights in accordance with the Laws and regulations or this Agreement.

10.2            Obligations of Party A

(1)         Party A agrees to cooperate with Party B in the management of the loan. Party A shall, in accordance with the requirements of Party B, provide Party B with relevant information on the financial and accounting data, production and business status, and relevant written instructions on a quarterly basis.

(2)         Party A shall cooperate and accept the inspection and supervision of Party B on its production and operation, financial activities and the use of the loan. Party B’s expenses incurred due to Party A’s refuse shall be borne by Party A.

(3)         Party A shall use the loan in accordance with the purpose specified in this Agreement and inform Party B the use of the loan. Party A shall not divert, misappropriate, or invest the loan funds into the stock market, futures market, real estate market and other industries and areas prohibited by laws and regulations directly or indirectly, and shall not violate other legal restrictions or prohibitions on the use of the loan.

(4)         Without the prior written consent of Party B, Party A shall not transfer the debt liability under this Agreement directly or indirectly.

(5)         Party A shall return the principal and interest of the loan in full amount and on schedule according to the provisions of this Agreement.

(6)         Party A and its investors shall not withdraw funds or transfer assets to evade the debt to Party B.

(7)         Unless Party A pays off the principal and interest of the loan of Party B, Party A shall not provide any guarantee using the funds or assets from the loan under this Agreement.

(8)         During the term of this Agreement, Party A shall notify Party B in writing and obtain the consent of Party B if Party A provide guarantees, mortgages, pledges or other forms of guarantees for the debts of others, which may affect its repayment ability under this Agreement.

(9)         Party A shall promptly notify Party B and provide Party B with other guarantees on time in accordance with the requirements of Party B when the guarantor ceases operations, cancels registration, revokes its business license, bankrupt, and suffers losses and affect its guarantee capacity related to the loan, or the value of the collateral or pledged property of the loan is reduced, accidentally destroyed or lost, frozen, seized, requisitioned, expropriated or subject to dispute of ownership, etc.

(10)       During the term of this Agreement, Party A shall notify Party B in writing within 3 working days before the change and 7 working days after the change, and submit the business registration certificate to Party B if Party A changes the company’s articles of incorporation, name, legal representative (responsible person), residence, business scope, registered capital, shareholders, etc. In addition, Party A shall implement the liquidation and guarantee of the loan in accordance with the requirements of Party B.

(11)       During the term of this Agreement, Party A shall notify Party B in writing 30 working days in advance and obtain the consent of Party B if Party A reduces the registered capital, contracting, leasing, joint-stock reform, joint venture, merger, division, suspension of business, dissolution, filed for bankruptcy, and other situation may affect the realization of Party B’s credit rights. In addition, Party A shall implement the liquidation and guarantee of the loan in accordance with the requirements of Party B.

(12)       During the term of this Agreement, Party A shall promptly notify Party B in writing and implement the liquidation and guarantee of the loan in accordance with the requirements of Party B if Party A ceases operations, dissolves, liquidates, suspends reorganization, revoked, filed for bankruptcy, deregistered, business license revoked, involved in litigation activities, has serious difficulties in its production and operation, or has a deteriorating financial condition, or the legal representative, principal responsible person or member of the board of directors, current senior management personnel engaged in illegal activities or suspected major cases or economic disputes or administrative punishments, and has a material adverse effect on the performance of the repayment obligations of Party A under this Agreement.

(13)       Party A shall bear the costs of lawyer services, insurance, assessment, registration, custody, appraisal, notarization, and auditing related to the loan or the guarantees.

(14)       When Party B transfers the creditor’s rights under this Agreement to the principal or a third party, Party A is obliged to continue to perform the repayment obligations under this Agreement to the contractor’s successor.

(15)       When Party B transfers the creditor’s right under this Agreement to the principal or a third party, which causes the transfer of the security right arising from the transfer of the principal creditor’s rights, Party A shall cooperate unconditionally in accordance with the requirements of Party B and/or the successor.

(16)       Party A may not transfer any rights under this Agreement without Party B’s prior written consent.

(17)       Party A shall notify Party B and follow Party B’s requirements to implement the settlement and guarantee of the debt, if Party A has one of the following circumstances, including involves or may be involved in major economic disputes, lawsuits, arbitrations, or the property is seized, frozen, detained, or supervised according to law; violates laws and regulations related to food safety, production safety, and environmental protection, and has caused a liability accident, which has or may adversely affect the performance of its obligations under this Agreement; or other events that adverse effect its ability to repay the loan.

(18)       Party B has the right to inspect Party A’s management and application of the loan, and has the right to monitor the relevant accounts of Party A; Party A shall cooperate with Party B’s inspections, account monitoring, etc.

(19)       Other obligations under the laws and regulations and this Agreement.

Article 11 Rights and Obligations of Party B

11.1            Rights of Party B

(1)         Without obtaining any written consent of Party A or otherwise noticing Party A, Party B can assign or transfer the creditor’s right to a trustee (beneficiary) or a third party in accordance with the Fund Trust Contract.

(2)         To timely receive or receive in advance any payment of the loan principal, interest, late charge, default interest, compound interest and other expenses payable by Party A.

(3)         Party B has the right to obtain security in the form of guarantee and/or other forms from a third party to secure the trust loan under this Agreement, and to execute a separate guarantee contract or receive other guarantee documents as an attachment of this Agreement.

(4)         Party B has the right to carry out regular management over the loan provided by Party B, either by itself or through a third party entrusted by it. Such regular management includes but not limited to getting to know the production and operation as well as financial activities of Party A, and require Party A to provide materials regarding plan and statistics and financial reports, etc.

11.2            Obligations of Party B

(1)         Provide the loan in time and in full in accordance with this Agreement, except that the delay is caused by Party A.

(2)         Except as otherwise provided in the laws and regulations, keep confidential business secret in relation with financial information and production and operation provided by Party B.

Article 12 Liability for Breach of the Agreement

12.1.                     Breach of Contract

12.1.1.           Party A’s Breach of Contract

(1)         Party A’s breach of Representation and Warranties set forth in Article 9 in this Agreement.

(2)         Fail to provide real, complete and effective financial accounting, production and operation status and other related information as required by Party B, Or any issue that has been or may affect the performance of Party A’s obligations under this Agreement, including but not limited to:

a)       any other debt that cannot be repaid after expiration (including the announcement of early expiration)., or nonperformance or violation its duties under other contracts;

b)       deterioration of financial indicators such as profitability, solvency, operating capacity and cash flow, which may have or has had adverse effect to Party A’s performance of obligations under this Agreement;

c)        major adverse changes in the brand, the customer, the market channel, or the equity structure, production and operation, or foreign investment;

d)       the assets are seized, frozen, distrained, or enforced

e)        the involvement or potential involvement in major economic disputes, lawsuits, and arbitrations;

f)         to be investigated or punished by the judicial organs, the administrative organ of law enforcement such as the tax authority and the industry and commerce department, or the administrative authorities;

g)        the legal representative, the actual controller, the main individual investor, or the key manager is/are abnormally changed or get involved with major cases, be suspected to do criminal acts and be investigated or be restricted from freedom by the judicial authority, or the main assets of such person is taken by property preservation, or any other events that lead to their inability to perform their duties normally;

h)       go out of business, dissolve, liquidate, suspend business, be revoked of business license, be revoked or applied for bankruptcy;

i)           the happening of accident out of negligence due to the violation of relevant laws and regulations, governing rules, or industry standards of food safety, safety production, environmental protection and so on;

j)          other circumstances that may lead to the adverse effect of Party B’s claims under this Agreement.

(3)         The loan is not used in accordance with the agreed uses of the Parties.

(4)         Fail to fully return the principal and interest of the debt on time.

(5)         Refusing or obstructing Party B to carry out supervision and inspection on the use of the loan.

(6)         To transfer assets, or to withdraw contributed capital to escape debt.

(7)         The deterioration of the business and financial situation, which leads to the inability to liquidate the expired debt, or to involve in or be involved in major proceedings or arbitral proceedings and other legal disputes, which have affected or impair Party B’s rights and interests under this Agreement.

(8)         Any other debt of Party A has caused or may cause negative effect to its performance of obligations under this Agreement.

(9)         During the period of validity of the contract, to change the operation method or to transfer the operating mechanism by contract, lease, merger, acquisition, joint venture, separation, joint operation, and shareholding reform, and such actions has affected or impaired Party B’s rights and interests under this Agreement.

(10)  Any breach of contract by the guarantor under the relevant guarantee agreements.

(11)       Other events that endanger, damage, or may jeopardize or damage the rights and interests of Party B.

(12)       Party A has not fulfilled any of the obligations agreed under this Agreement or Party A has any other breach of contract under this Agreement.

12.1.2.           In case that the guarantee contract or other forms of guarantee (including but not limited to guarantee, mortgage, pledge) becomes invalid, ineffective, or be revoked, or the guarantor partly or totally lose the ability to provide guarantee, or any other adverse change to Party B, or the guarantor reject to perform its duty, if Party A fails to fulfil the new guarantee as required by Party B, it shall be considered as a breach of contract.

12.2.                     Remedies for breach of contract

Party B has the right to exercise the following one or several rights when breach of contract set forth in 12.1 occurs:

12.2.1.           Stop issuing the loan, declare the loan to expire immediately, and require Party A to immediately repay all due and undue principal, interest, and expenses of the debt under this Agreement.

12.2.2.           If Party A fail to use the loan as the way agreed by the Parties under this Agreement, Party B shall have the right to charge interest and compound interest to the diverted part, calculating from the day Party A divert the loan to the day that all principal and interests is paid in full, in accordance to the penalty interest rate and interest settlement method under this Agreement.

12.2.3.           If Party A fail to pay off on time (including all or part of the early expired interest, penalty interest, compound interest and all interest that shall be paid to Party B), besides to charge interest according to loan interest and interest settlement method set forth in Article 5, in respect of the portion of interest that has not been repaid overdue, the additional compound interest should be paid to Party B at the penalty interest rate set forth in Article 5 from the date of the interest payment date.

12.2.4.           After the loan is expired, the principal (including the principal of the loan announced by Party B to be fully or partially due in advance), from the date of overdue to the date of full settlement of principal and interest, the interest shall be charged according to loan interest and interest settlement method set forth in Article 5.  The overdue of the loan is the behavior that Party A fails to pay off the loan on schedule or exceed the time limit of the repayment plan agreed in the contract.

12.2.5.           To require Party A to provide new guarantees that meet the requirements of Party B for all the debts under this Agreement.

12.2.6.           All the expenses incurred by Party B for the realization of the creditor’s rights (including but not limited to the charges of litigation, the travel expense, the lawyer’s fee, etc.) shall be borne by Party A.

12.2.7.           Exercise the right of security.

12.2.8.           To rescind or terminate this Agreement.

12.2.9.           other relief measures stipulated in the laws and regulations

Article 13 Continuity of Obligations

All the obligations of Party B are continuous, and are binding upon Party B’s successors, agencies, receivers, transferors, and the relevant entities after any merger, reorganization or change of name by Party B.

Article 14 Dispute Resolution

14.1                        The formation, effectiveness, explanation, fulfillment and dispute resolution of this Agreement shall be construed in accordance with the laws of China (excluding laws of Hong Kong, Macao, and Taiwan).

14.2                        Any dispute arising from fulfillment of this Agreement shall be resolved by negotiation. Any dispute that cannot be so resolved shall be referred to the people’s court located in the place where this Agreement is executed. Articles of this Agreement that are not in dispute shall be performed during the law suit.

Article 15 Effectiveness

15.1                        This Agreement takes effect when it is sealed by Party A and signed by Party A’s legal representative or authorized signatory as well as sealed by Party B and signed by Party B’s legal representative or authorized signatory.

15.2                        Except as otherwise prescribed in this Agreement, any party shall not change or terminate this Agreement after this Agreement takes effect. If there is a need to change or terminate this Agreement, the Parties shall mutually negotiate and reach a written consensus.

Article 16 Miscellaneous

16.1                        Any matter that is not provided herein shall be reached by a written Contract between Party A and Party B separately, as a schedule of this Agreement. Any schedule or amendment or supplement of this Agreement constitutes an integral part, which has the same legal effect as this Agreement.

16.2                        If, at any time, any provision of this Agreement is or becomes invalid in any respect, neither the validity of the remaining provisions nor the validity of this Agreement will in any way be affected or impaired.

16.3                        Party A agrees Party B to seek information of Party A on the credit status from the credit database established by People’s Bank of China and credit reference agencies, or the relevant units and departments, and agrees Party B to use Party A and the borrowing information in accordance with the People’s Bank of China and credit information authorities. The information is entered into the credit database it approved for establishment

16.4                        This Agreement was signed in Xicheng District, Beijing.

16.5                        This Agreement is made in six originals, two for Party A, two for Party B and two for other applicants, and each of originals shall be equally effective.

16.6                        The guarantee documents and specific business vouchers (including but not limited to loan confirmation letters, relevant business vouchers issued by Party B, etc.) and other legal documents related to this Agreement are integral parts of the contract.

16.7                        Party B’s Failure to exercise or partial exercise or delayed exercise of any right under this Agreement will not constitute the waiver or the alteration of the right or any other right, nor does it affect further exercise of the right or any other rights.

16.8                        If, any provision of this Agreement is or becomes invalid or unenforceable in any respect, neither the validity or enforceability of the remaining provisions nor the validity or enforceability of this Agreement will in any way be affected or impaired.

16.9                        If, any provision of this Agreement be or become invalid in whole or in part, the validity of the Warranty Clauses shall not be affected thereby

Article 17 Other Matters Agreed by the Parties

17.1                        If Party A apply for withdrawal for the purpose of Section 2 hereof, it shall provide the relevant directional payment documents required by Party B before the withdrawal to Party B. Party B shall be entitled to review the relevant documents above, and determine the issuance and transfer of the facility according to the result of the review.

17.2                        During the term of this Agreement, the pledgor may provide deposit of RMB deposits in installments in compliance with this Agreement, Party A may apply for withdrawal in installments compliance with this Agreement, each instalment of withdrawal shall not exceed 1 year.

17.3                        During the term of this Agreement, without the written consent of Party B and trust settlor under the fund trust contract, Party A shall not borrow new foreign debt or accept new overseas guarantee, otherwise Party A shall be considered as a default, Party B shall be entitled to adopt the breach treatment measures stipulated in this Agreement.

17.4                        The Party A and the pledgor hereby undertake the source of the pledge deposits set forth in Section 8 Paragraph 1(5) hereof, is legitimate, reasonable and compliant, and commit to bear all the responsibilities arising therefrom otherwise.

17.5                        During the term of this Agreement, Party A undertakes to repay the principles and interests on time with its own capital, and shall not conduct Borrowing for Repaying, otherwise Party A shall be considered as a default, Party B shall be entitled to adopt the breach treatment measures stipulated in this Agreement, including recall the loan ahead of timeline.

17.6                        Any time during the term of this Agreement, the ratio between RMB principal balance of the loan and the RMB principal balance of the deposit of pledgor to Party B (the rate of pledge) shall not be higher than 97%.

17.7                        Party A and Party B has reached the following agreements in respect of delivery address for the various types of notifications, agreements, and other documents under this Agreement and for the relevant documents and legal documents in the event of a dispute and their corresponding legal consequences:

(1)         Party A confirms its valid delivery address as: Room 1503, Building C, Galaxy SOHO, Chaonei Street, Dongcheng District, Beijing.

(2)         The scope of application of the delivery address includes all types of notifications, agreements and other documents when both parties have not in dispute, the delivery of relevant documents and legal documents in the case of disputes in this Agreement, and all relevant legal procedures, such as the first instance, the second instance, the retrial and the execution procedure after the procedure when such dispute enters into a civil procedure.

(3)         Should the above delivery address of Party A need to be changed, it shall notify to Party B by the means of signing a supplementary agreement by both parties. In the process of civil proceedings, the change of delivery address of Party A shall also be notified to the court. If Party A fails to perform the notification obligation in the foregoing manner, the delivery address confirmed by both parties in this Agreement shall still be regarded as the effective delivery address. If due to reasons including the delivery address provided or confirmed by Party A being not accurate, the change of delivery address failing to be timely informed to Party B and the court pursuant to the relevant procedure, and Party A or its designated recipient refusing to sign, the legal instruments fail to be received in effect by Party A, (i) when delivered by mailing, the service date shall be the third day from the date of mailing; (ii) when directly delivered, the service date shall be on the day of delivery when the courier records the situation on the service return receipt on site. If the notification obligation has been performed in respect of the change of delivery address, the changed delivery address shall be the effective delivery address. With respect to the delivery address of Party A that has been expressly confirmed by parties in this Agreement, the court may directly send to such address by mailing; even if Party A fails to receive the documents sent by the court by mailing, such documents shall be deemed to have been serviced due to the confirmation in this Agreement.

Party A has fully read all the terms of this Agreement and the relevant guarantee documents. At the request of Party A, Party B has already made the corresponding explanation to the provisions of this Agreement and the relevant guarantee documents. Party A is fully aware and completely understand the meaning and the legal consequences of the provisions of this Agreement and the relevant guarantee documents, and is signing voluntarily as follows.

[Remainder of Page Intentionally Left Blank]

[Signature page to National Trust * Jialong No. 40 Single Fund Trust Loan Agreement (No. NT TUO ZI 17-004-40-02)]

Borrower (Official or Contract Seal): Beijing Secoo Trading Limited (北京寺库商贸有限公司)

Legal Representative/Authorized Person (Signature/Seal): /s/ Beijing Secoo Trading Limited

Signing Date:    (Day)    (Month),    (Year)

Lender (Official or Contract Seal): National Trust Co., Ltd. (国民信托有限公司)

Legal Representative/Authorized Person (Signature/Seal): /s/ National Trust Co., Ltd.

Signing Date:27 (Day) 10 (Month), 2017 (Year)

Schedule

National Trust • Jialong No. 40 Single Fund Trust

Confirmation Letter of the No. i Loan

The Borrower Beijing Secoo Trading Limited (北京寺库商贸有限公司) and the Lender National Trust Co., Ltd. (国民信托有限公司) entered into the “Loan Agreement of the National Trust • Jialong No. 40 Single Fund Trust (No. NT Tuo Zi 17-004-40-02)” on        (Day)         (Month),          (Year) (the “Agreement”), and the Lender makes the No. i Loan available to the Borrower on        (Day)        (Month),         (Year), and the Parties hereby agree that the elements with respect to the No. i Loan are as follows:.

(1)         Amount of No. i Loan: (amount in words)         ; (amount in figure)              ;

(2)         Term of No. i Loan:        Days, from (Day)      (Month),        (Year) to        (Day)      (Month),       (Year), and if the commencing date of the term is inconsistent with the actual date when the No. i Loan is made, such actual date when the No. i Loan is made shall prevail;

(3)         Repayment manner of No. i Loan:           ;

(4)         Others:           ;

As for any matters not stipulated herein, the Loan Agreement shall prevail.

Borrower: Beijing Secoo Trading Limited (北京寺库商贸有限公司)

Legal Representative/Authorized Person (Signature/Seal):

Lender: National Trust Co., Ltd. (国民信托有限公司)

Legal Representative/Authorized Person (Signature/Seal):

Signing Date:     (Day)    (Month),    (Year)